AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES
                 EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
                     (In Thousands, Except Per Share Data)

                                                   Three months ended       Six months ended
                                                          June 30,               June 30,
                                                       1997      1996         1997       1996
Net earnings before extraordinary items
  available to common shareholders                  $61,182   $58,343     $124,397   $139,541

Extraordinary items                                     (23)   (9,868)         (78)   (17,501)

Net earnings available to common shareholders       $61,159   $48,475     $124,319   $122,040


Computation of primary earnings per common share

Shares used in calculation of per share data:
  Weighted average common shares outstanding         59,214    60,880       60,158     60,605
  Dilutive effect of assumed exercise of
    certain stock options                               934       513          931        618
  Dilutive effect of assumed conversion of
    certain preferred shares                           -         -            -            66

  Weighted average common shares used to
    calculate primary earnings per share             60,148    61,393       61,089     61,289

Primary earnings per common share                      (*)       (*)          (*)        (*)


Computation of fully diluted earnings per common share

Shares used in calculation of per share data:
  Weighted average common shares outstanding         59,214    60,880       60,158     60,605
  Dilutive effect of assumed exercise of
    certain stock options                             1,223       516        1,232        623
  Dilutive effect of assumed conversion of
    certain preferred shares                           -         -            -            67

  Weighted average common shares used to
    calculate fully diluted earnings per share       60,437    61,396       61,390     61,295

Fully diluted earnings per common share                (*)       (*)          (*)        (*)


Reported earnings per share based on
 weighted average common shares outstanding
  Before extraordinary items                          $1.03      $.96        $2.07      $2.30
  Extraordinary items                                   -        (.16)         -         (.29)

  Net earnings                                        $1.03      $.80        $2.07      $2.01

(*) Dilution less than 3%
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